Exhibit 10.1
EXTENSION OF CONSULTING AGREEMENT

This EXTENSION OF CONSULTING AGREEMENT (“Extension”) is entered into effective as of October 14, 2020 (the “Effective Date”) by and between Pioneer Energy Services Corp., a Delaware corporation (the “Company”), and Matt Porter (“Consultant”). The Company and Consultant are each sometimes referred to herein as a “Party”, and together as the “Parties”.

A. Company and Consultant entered into that certain Consulting Agreement (the “Agreement”) dated effective July 17, 2020.
B. Company and Consultant desire to formally extend the Term of the Agreement through December 31, 2020.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the Parties hereto agree as follows:

1.Capitalized Terms. All capitalized terms used herein shall have the same meaning as defined in the Agreement, unless otherwise defined in this Extension.
2.Engagement; Term. Per Section 1 of the Agreement, the Parties agree in writing to extend the Term of the Agreement through December 31, 2020. The Agreement will terminate automatically on the close of business on December 31, 2020, unless the Parties agree in writing to extend the Term.
3.Ratification. The terms of the Agreement are hereby modified and amended pursuant to the terms of this Extension. Except as modified by this Extension, the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.
4.Counterparts. This Extension may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

CONSULTANT		PIONEER ENERGY SERVICES CORP.
/s/ Matt Porter	By:	/s/ Lorne E. Phillips
Matt Porter	Name:	Lorne E. Phillips
	Title:	Executive Vice President and Chief Financial Officer